EXHIBIT 99.1

                                           FOR: Consolidated Graphics, Inc.

                                       CONTACT: Joe R. Davis
                                                Chairman and CEO
                                                Consolidated Graphics, Inc.
                                                (713) 339-5767

                                                Betsy Brod/Karen Pagonis
                                                Media: Steve DiMattia
                                                Morgen-Walke Associates, Inc.
                                                (212) 850-5600

FOR IMMEDIATE RELEASE

     CONSOLIDATED GRAPHICS APPOINTS WAYNE ROSE AS CHIEF FINANCIAL OFFICER

     HOUSTON, TEXAS - January 11, 2000 - Consolidated Graphics, Inc. (NYSE:CGX) announced today that Wayne M. Rose has been appointed to the position of Executive Vice President and Chief Financial Officer. Mr. Rose, 54, comes to Consolidated Graphics after an 18-year career with Quanex Corporation, a Houston based manufacturer of steel and aluminum products for industrial customers worldwide. Mr. Rose was most recently President of the Quanex Engineered Products Group and previously served as Quanex's Chief Financial Officer. Mr. Rose holds A.B. and M.B.A. degrees from the University of Illinois and is a Certified Public Accountant.

     "We are very pleased to have a Chief Financial Officer of Wayne's caliber as part of our management team," said Joe R. Davis, Chairman and Chief Executive Officer. "Through his proven track record in senior executive roles, he has demonstrated superior financial expertise and an astute understanding of key operational issues. We are confident Wayne will be instrumental in developing strategies to achieve continued profitable growth."

     Consolidated Graphics, Inc. is the largest sheet-fed and half-web commercial printing company in the United States. Through its network of locally managed printing companies in 25 states, the Company produces high-quality, customized printed materials for a broad customer base that includes many of the most recognized companies in the country. Consolidated Graphics also offers an extensive and growing range of digital and Internet-based services and solutions marketed through CGXmedia.com. Consolidated Graphics is focused on adding value to its operating companies by providing financial and operational strengths, management support and technological advantages associated with a national organization. For more information, visit the Company's Web site at www.consolidatedgraphics.com.

     This press release contains forward-looking statements, which involve known and unknown risks, uncertainties or other factors that could cause actual results to materially differ from the results, performance or other expectations implied by these forward-looking statements. Consolidated Graphics' expectations regarding future sales and profitability assume, among other things, stability and reasonable growth in the economy and in the demand for its products, the continued availability of raw materials at affordable prices, retention of its key management and operating personnel, as well as other factors detailed in Consolidated Graphics' filings with the Securities and Exchange Commission.